Exhibit 5.2

July 1, 2020

Zomedica Pharmaceuticals Corp.

100 Phoenix Drive, Suite 180

Ann Arbor, Michigan 48108

Ladies and Gentlemen:

We have acted as United States counsel to Zomedica Pharmaceuticals Corp., a corporation organized under the laws of Alberta, Canada (the “Company”), in connection with the offering and sale of (i) 162,500,000 common shares (the “Shares”), no par value, of the Company (the “Common Shares”), (ii) Series D warrants (the “Series D Warrants”) to purchase up to 187,500,000 Common Shares (the “Warrant Shares”), and (iii) pre-funded warrants (the “Pre-Funded Warrants”) to purchase up to 25,000,000 Common Shares (the “Pre-Funded Warrant Shares”). The Shares, the Series D Warrants and the Pre-Funded Warrants are being sold by the Company pursuant to a Placement Agency Agreement, dated July 1, 2020, by and between the Company and the placement agent named therein. The Series D Warrants and the Pre-Funded Warrants are referred to collectively herein as the “Warrants”). The securities described above are being offered and sold pursuant to the Company’s Registration Statement on Form S-3 (file no. 333-228926) (the “Registration Statement”) declared effective by the Securities and Exchange Commission on January 30, 2019 and the related base prospectus dated that date, together with the prospectus supplement dated July 1, 2020 (the “Prospectus Supplement”) relating to the offering of the securities.

As U.S. counsel to the Company in connection with the proposed potential issuance and sale of the Warrants we have reviewed such corporate documents and records of the Company, such certificates of public officials and officers of the Company and such other matters as we have deemed necessary or appropriate for purposes of this opinion. In our examination, we have assumed: (i) the authenticity of original documents and the genuineness of all signatures; (ii) the conformity to the originals of all documents submitted to us as copies; (iii) the truth, accuracy and completeness of the information, representations and warranties contained in the instruments, documents, certificates and records we have reviewed; and (iv) that, as set forth in a separate opinion delivered to the Company on the date hereof by Fasken Martineau DuMoulin LLP, Canada counsel to the Company, the Warrants have been duly authorized for execution and delivery by the Company.

Based on the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that when the Warrants are duly executed and delivered by the Company and paid for or issued as provided in the Prospectus Supplement, such Warrants will constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to bankruptcy, insolvency or other similar laws affecting creditors’ rights and to general equitable principles.

Our opinion is limited to the laws of New York. We express no opinion as to the effect of the law of any other jurisdiction. Our opinion is rendered as of the date hereof, and we assume no obligation to advise you of changes in law or fact (or the effect thereof on the opinions expressed herein) that hereafter may come to our attention.

We hereby consent to the filing of this opinion as Exhibit 5.2 to the Company’s Current Report on Form 8-K which will be incorporated by reference into the Registration Statement and to the reference to our firm in the Prospectus Supplement under the caption “Legal Matters.” In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Lowenstein Sandler LLP